EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Kings Road Entertainment, Inc.
Salt Lake City, Utah

We hereby consent to the inclusion in the amended annual report of Kings Road Entertainment, Inc. on Form 10KSB/A for the year ended April 30, 2005, of our report dated April 4, 2005 regarding the consolidated financial statements of Kings Road Entertainment, Inc. as of and for the year ended April 30, 2004.

Our report covering the April 30, 2004 consolidated financial statements of Kings Road Entertainment, Inc. contains an explanatory paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

HJ Associates & Consultants, LLP
Salt Lake City, Utah
July 10, 2008